Form 10-Q

Exhibit 10.5
THE TIMBERLAND COMPANY
2007 INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
     The Timberland Company, a Delaware corporation, (the “Company”) hereby grants effective as of <<Date of Grant>> to <<Employee Name>>, <<RSU Amount>> Restricted Stock Units (“RSUs”), which if and when vested will be delivered to you, on a one-for-one basis, in shares of Class A Common Stock of the Company (the “Stock”), and which are subject to the terms and conditions set forth below and attached hereto. Such additional terms and conditions are incorporated herein and made part hereof. Unless defined herein, capitalized terms shall be defined in the 2007 Incentive Plan
     Vesting of the Restricted Stock Units. The Restricted Stock Units will vest in the amounts and on the dates as set forth below:

RSUs on <<First Anniversary of Grant>>

RSUs on <<Second Anniversary of Grant>>

RSUs on <<Third Anniversary of Grant>>

THE TIMBERLAND COMPANY

By:

ACKNOWLEDGED AND RECEIVED

Date:	Participant’s Signature
TERMS AND CONDITIONS OF AGREEMENT ARE ATTACHED HERETO.

Form 10-Q

RESTRICTED STOCK UNIT AGREEMENT
ADDITIONAL TERMS AND CONDITIONS
          This Award of Restricted Stock Units (“RSUs”) is made under The Timberland Company 2007 Incentive Plan (the “2007 Plan”), and is subject to the restrictions and conditions set forth below and in the 2007 Plan, which is incorporated herein by reference with the same effect as if set forth herein in full. All terms used herein shall have the same meaning as in the 2007 Plan, except as otherwise expressly provided. The term “vest” as used herein means the lapsing of the restrictions described herein and in the 2007 Plan with respect to one or more of the RSUs.
     In consideration of the Company’s accepting this Restricted Stock Unit Agreement and transferring to the Participant the RSUs provided for herein, the Participant hereby agrees with the Company as follows:
     1. The RSUs acquired by the Participant pursuant to this Restricted Stock Unit Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the 2007 Plan. The Participant understands that once a certificate has been delivered to the Participant in respect of shares of Stock acquired hereunder due to vesting pursuant to Paragraph 2, the Participant will be free to sell the shares of Stock evidenced by such certificate, subject to applicable requirements of federal and state securities laws.
     2. The RSUs acquired hereunder shall vest in accordance with the provisions of this Paragraph 2 and the applicable provisions of the 2007 Plan and be delivered to the Participant in an equivalent number of shares of Stock upon vesting. The RSUs shall vest equally in thirds on each of the first three anniversaries of the date of grant as provided for on the front cover of this Restricted Stock Unit Agreement, provided that the Participant shall vest in the RSUs only if he or she continues to be employed (without any break in employment) by the Company or its subsidiaries on the vesting date except as otherwise provided herein.
     3. In the event of the death of a Participant, each RSU held immediately prior to death shall immediately vest and the shares of Stock delivered with respect thereto may be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Participant’s executor or administrator, or by the person or persons to whom the shares of Stock are transferred by will or the applicable laws of descent and distribution.
     4. If a Participant’s employment with the Company or its subsidiaries terminates for any reason other than death, all RSUs held by the Participant that have not yet vested shall terminate. Employment shall not be considered terminated (i) in the case of sick leave or other bona fide leave of absence approved for purposes of the 2007 Plan by the Management Development and Compensation Committee, so long as the Participant’s right to reemployment is guaranteed either by statute or by contract, or (ii) in the case of a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an RSU in a transaction to which section 424(a) of the Code applies.
     5. The Participant expressly acknowledges that the vesting of the RSUs acquired hereunder will give rise to “wages” subject to withholding. The Participant expressly acknowledges and agrees that his or her rights hereunder are subject to him or her paying to the Company, by the delivery of shares of Stock acquired hereunder (or by such other means as may be acceptable to the Administrator in its discretion), all taxes required to be withheld in connection with such vesting.

Form 10-Q

     6. Pursuant to the terms and conditions set out in the 2007 Plan, the RSUs granted in this Agreement are wholly discretionary and do not give any right or claim to receive RSUs in the future. These RSUs, and future RSUs, if any, do not form part of a contract of employment or any other working arrangement with the Company or its affiliates and are not a guarantee of continued employment. Nor do these RSUs, or future RSUs, become a term or condition of employment, unless prescribed by law.
     Future RSUs, if any, will continue to be granted at the sole discretion of the Company, which includes but is not limited to the discretion to cease granting RSUs, change the type of RSUs granted and/or change the terms and conditions of any future RSUs.
     7. In order to manage and administer the 2007 Plan, the Administrator will need to process Participant’s personal data (electronically or otherwise), including but not limited to communicating such data to the Company’s group of companies and any third party administrator. By signing the Agreement the Participant acknowledges receipt of this notification and acknowledges that he/she understands that he/she may object to portions of the processing of his/her personal data. However, such objection may affect participation in the 2007 Plan or result in exclusion from participation in the 2007 Plan.
     8. By executing this Restricted Stock Unit Agreement, the Participant represents that he or she accepts this Award of Restricted Stock Units, agrees to the terms hereof, and acknowledges that he or she has received a copy of the 2007 Plan and is familiar with the terms and provisions of the 2007 Plan.
     9. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire.